Exhibit 99.1

Wright Express Reports First Quarter 2012 Financial Results

Continued execution against multi-pronged growth strategy drives strong top- and bottom-line growth

SOUTH PORTLAND, Maine--(BUSINESS WIRE)--May 2, 2012--Wright Express Corporation (NYSE: WXS), a leading provider of value-based business payment processing and information management solutions, today reported financial results for the three months ended March 31, 2012.

First Quarter Financial Results

Total revenue for the first quarter of 2012 increased 17% to $140.1 million from $120.1 million for the first quarter of 2011. Net income to common shareholders on a GAAP basis was $23.2 million, or $0.59 per diluted share, compared with $12.1 million, or $0.31 per diluted share, for the first quarter last year.

On a non-GAAP basis, the Company's adjusted net income for the first quarter of 2012 increased 22% to $35.6 million, or $0.91 per diluted share, from $29.2 million, or $0.75 per diluted share, for the same period a year ago.

Wright Express uses fuel-price derivative instruments to mitigate financial risks associated with the variability in fuel prices in North America. The Company's GAAP financial results include an unrealized pre-tax, non-cash, mark-to-market loss of $13.6 million dollars for the first quarter of 2012. See Exhibit 1 for a full reconciliation of adjusted net income.

“Our performance in the first quarter, where we achieved revenue growth of 17% and adjusted net income growth of 22%, reflected our continued execution against our three-pronged growth strategy,” commented Michael Dubyak, Chairman, President and Chief Executive Officer. “During the quarter we made greater progress in expanding our core fleet business, with new business wins driving organic growth. Furthermore, we saw strong performance from our corporate charge card product and took additional steps to capitalize on increasing international market acceptance to accelerate the growth of this successful product. Looking ahead, with positive momentum in the business we feel optimistic about the long-term direction of our business given the growth platforms we have established.”

First Quarter 2012 Performance Metrics

  Average number of vehicles serviced worldwide was approximately 6.7 million, an increase of 13% from the first quarter of 2011.
  Total fuel transactions processed increased 8% from the first quarter of 2011 to 79.3 million. Payment processing transactions increased 3% to 60.6 million; transaction processing transactions increased 31% to 18.7 million.
  Average expenditure per domestic payment processing transaction increased 13% from the first quarter of 2011 to $73.29.
  Domestic retail fuel price increased 10% to $3.72 per gallon from $3.38 per gallon in the first quarter of 2011.
  Total corporate card purchase volume grew 52% to $2.2 billion, from $1.4 billion for the first quarter of 2011.

Financial Guidance and Assumptions

“We continue to solidly execute against our strategy, which is driving broad-based growth across the business. Our updated guidance for the full-year 2012 reflects our expectation for continued strength, as well as faster growth in our Other Payments Solutions Segment, higher fuel prices and ongoing investments in the business to support our future growth,” said Steve Elder, Senior Vice President and Chief Financial Officer.

  For the second quarter of 2012, Wright Express expects revenue in the range of $145 million to $150 million and adjusted net income in the range of $36 million to $38 million, or $0.92 to $0.98 per diluted share.
  For the full-year 2012, the Company expects revenue in the range of $602 million to $617 million and adjusted net income to be in the range of $160 million to $168 million, or $4.10 to $4.30 per diluted share.

Second quarter 2012 guidance is based on an assumed average U.S. retail fuel price of $3.93 per gallon, and approximately 39 million shares outstanding. Full-year 2012 guidance is based on an assumed average U.S. retail fuel price of $3.72 per gallon and approximately 39 million shares outstanding. In addition, the fuel prices referenced above are based on the applicable NYMEX futures price. Wright Express is assuming the exchange rate of the Australian dollar will remain at a premium to the US dollar. The Company's guidance also assumes that second quarter 2012 domestic fleet credit loss will range between 9 to 14 basis points, and that domestic fleet credit loss for full-year 2012 will range between 10 and 15 basis points. The Company also expects the improved credit loss guidance will be offset by a reduction in finance fee revenue.

The Company's guidance does not reflect the impact of any stock repurchases that may occur in 2012. In addition, this guidance excludes the impact of non-cash, mark-to-market adjustments on the Company's fuel-price-related derivative instruments and the amortization of purchased intangibles.

Additional Information

Exhibit 1 reconciles adjusted net income, which has not been determined in accordance with GAAP, to net income as determined in accordance with GAAP for the first quarters of 2012 and 2011.

Management uses the non-GAAP measures presented within this news release to evaluate the Company's performance on a comparable basis to eliminate the volatility associated with its derivative instruments and to measure the amount of cash that is available for making payments on the Company's financing debt and for discretionary purposes. Management believes that investors may find these measures useful for the same purposes, but cautions that they should not be considered a substitute for, or superior to, disclosure in accordance with GAAP.

To provide investors with additional insight into its operational performance, Wright Express has included in this news release a table of selected non-financial metrics for the five quarters ended March 31, 2012. This table is presented as Exhibit 2. The Company is also providing selected segment review information for the three months ending March 31, 2012 and 2011 in Exhibit 3.

Conference Call Details

In conjunction with this announcement, Wright Express will host a conference call today, May 2, 2012, at 10:00 a.m. (ET). As previously announced, the conference call will be webcast live on the Internet, and can be accessed at the Investor Relations section of the Wright Express website, http://www.wrightexpress.com. The live conference call also can be accessed by dialing (866) 334-7066 or (973) 935-8463. A replay of the webcast will be available on the Company's website.

About Wright Express

Wright Express (NYSE:WXS) is a leading provider of value-based, business payment processing and information management solutions. The Company's fleet, corporate and prepaid payment solutions provide its more than 350,000 customers with unparalleled security and control across a wide spectrum of business sectors. The Company's operations include Wright Express Financial Services, Pacific Pride, Wright Express Prepaid Cards Australia and Wright Express Fuel Cards Australia. Wright Express and its subsidiaries employ more than 900 associates in six countries. For more information about Wright Express, please visit wrightexpress.com.

Forward Looking Statement

This press release contains forward-looking statements, including statements regarding: financial guidance; assumptions underlying the Company's financial guidance; management’s expectations for the Company’s performance in 2012 and beyond; management’s expectations for future performance against corporate strategy; expectations for efforts to continue growth; and, confidence in future performance. Any statements that are not statements of historical facts may be deemed to be forward-looking statements. When used in this earnings release, the words "may," "could," "anticipate," "plan," "continue," "project," "intend," "estimate," "believe," "expect" and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such words. These forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially, including: the effects of general economic conditions on fueling patterns and the commercial activity of fleets; the effects of the Company’s international business expansion and integration efforts and any failure of those efforts; the impact and range of credit losses; breaches of the Company’s technology systems and any resulting negative impact on our reputation liability, or loss of relationships with customers or merchants; the Company’s failure to successfully integrate the businesses it has acquired; fuel price volatility; the Company’s failure to maintain or renew key agreements; failure to expand the Company’s technological capabilities and service offerings as rapidly as the Company’s competitors; the actions of regulatory bodies, including banking and securities regulators, or possible changes in banking regulations impacting the Company’s industrial bank and the Company as the corporate parent; the impact of foreign currency exchange rates on the Company’s operations, revenue and income; changes in interest rates; financial loss if the Company determines it necessary to unwind its derivative instrument position prior to the expiration of a contract; the incurrence of impairment charges if our assessment of the fair value of certain of our reporting units changes; the uncertainties of litigation; as well as other risks and uncertainties identified in Item 1A of the Company's Annual Report for the year ended December 31, 2011, filed on Form 10-K with the Securities and Exchange Commission on February 28, 2012 and the Company's subsequent periodic and current reports. The Company's forward-looking statements and these factors do not reflect the potential future impact of any alliance, merger, acquisition, disposition or stock repurchases. The forward-looking statements speak only as of the date of this press release and undue reliance should not be placed on these statements. The Company disclaims any obligation to update any forward-looking statements as a result of new information, future events or otherwise.

WRIGHT EXPRESS CORPORATION CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (in thousands, except per share data) (unaudited)

	Three months ended March 31,
	2012	2011

Revenues
Fleet payment solutions	$109,147	$98,534
Other payment solutions	30,975	21,556
Total revenues	140,122	120,090

Expenses
Salary and other personnel	28,715	25,694
Service fees	20,308	13,010
Provision for credit losses	5,043	5,659
Technology leasing and support	4,267	3,934
Occupancy and equipment	2,816	3,265
Depreciation and amortization	11,317	10,969
Operating interest expense	1,111	1,278
Cost of hardware and equipment sold	727	1,051
Other	7,855	9,058

Total operating expenses	82,159	73,918

Operating income	57,963	46,172

Financing interest expense	(2,285)	(2,439)
(Loss) gain on foreign currency transactions	(20)	488
Net realized and unrealized losses on fuel price derivatives	(18,812)	(25,175)

Income before income taxes	36,846	19,046

Provision for income taxes	13,610	6,931

Net income	23,236	12,115

Other comprehensive income
Changes in available-for-sale securities, net of tax effect
of $(10) in 2012 and $(7) in 2011	(16)	(12)
Changes in interest rate swaps, net of tax effect
of $35 in 2012 and $41 in 2011	60	70
Foreign currency translation, net of tax effect of $(28) in 2012 and $37 in 2011	8,002	7,683

Total other comprehensive income	$31,282	$19,856

Earnings per share:
Basic	$0.60	$0.31
Diluted	$0.59	$0.31

Weighted average common shares outstanding:
Basic	38,820	38,516
Diluted	39,123	38,872

WRIGHT EXPRESS CORPORATION CONDENSED CONSOLIDATED BALANCE SHEETS (in thousands, except per share data) (unaudited)

	March 31, 2012	December 31, 2011

Assets
Cash and cash equivalents	$30,443	$25,791
Accounts receivable (less reserve for credit losses of $10,724 in 2012 and $11,526 in 2011)	1,555,035	1,323,915
Income taxes receivable	714	7,755
Available-for-sale securities	16,751	17,044
Fuel price derivatives, at fair value	—	410
Property, equipment and capitalized software (net of accumulated depreciation of
$113,026 in 2012 and $109,133 in 2011)	60,973	62,078
Deferred income taxes, net	141,664	143,524
Goodwill	554,771	549,504
Other intangible assets, net	105,627	109,656
Other assets	48,063	38,383

Total assets	$2,514,041	$2,278,060

Liabilities and Stockholders' Equity
Accounts payable	$553,401	$409,226
Accrued expenses	50,721	54,738
Deposits	706,739	693,654
Borrowed federal funds	47,226	6,900
Revolving line-of-credit facilities and term loan	288,400	295,300
Amounts due under tax receivable agreement	92,763	92,763
Fuel price derivatives, at fair value	13,560	415
Other liabilities	16,287	15,749

Total liabilities	1,769,097	1,568,745

Commitments and contingencies

Stockholders' Equity
Common stock $0.01 par value; 175,000 shares authorized, 42,431 in 2012
and 42,252 in 2011 shares issued; 38,949 in 2012 and 38,765 in 2011 shares outstanding	424	423
Additional paid-in capital	150,628	146,282
Retained earnings	656,625	633,389
Other comprehensive income (loss), net of tax:
Net unrealized gain on available-for-sale securities	184	200
Net unrealized loss on interest rate swaps	—	(60)
Net foreign currency translation adjustment	38,450	30,448

Accumulated other comprehensive income	38,634	30,588

Less treasury stock at cost, 3,566 shares in 2012 and 2011	(101,367)	(101,367)

Total stockholders' equity	744,944	709,315

Total liabilities and stockholders' equity	$2,514,041	$2,278,060

WRIGHT EXPRESS CORPORATION CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (in thousands) (unaudited)

	Three months ended March 31,
	2012	2011

Cash flows from operating activities
Net income	$23,236	$12,115
Adjustments to reconcile net income to net cash (used for) provided by operating activities:
Fair value change of fuel price derivatives	13,555	20,818
Stock-based compensation	3,424	2,260
Depreciation and amortization	11,667	12,203
Deferred taxes	1,908	507
Provision for credit losses	5,043	5,659
Changes in operating assets and liabilities, net of effects of acquisition:
Accounts receivable	(233,962)	(262,024)
Other assets	(9,864)	(2,899)
Accounts payable	143,296	171,689
Accrued expenses	(4,041)	(6,424)
Income taxes	7,205	1,744
Other liabilities	295	(176)

Net cash used for operating activities	(38,238)	(44,528)

Cash flows from investing activities
Purchases of property and equipment	(4,968)	(6,423)
Purchases of available-for-sale securities	(80)	(1,761)
Maturities of available-for-sale securities	347	233
Acquisition of ReD - adjustment, net of cash acquired	—	429
Acquisition of rapid!, net of earn out	—	(8,081)

Net cash used for investing activities	(4,701)	(15,603)

Cash flows from financing activities
Excess tax benefits from equity instrument share-based payment arrangements	2,244	3,008
Repurchase of share-based awards to satisfy tax withholdings	(2,608)	(1,540)
Proceeds from stock option exercises	1,287	2,300
Net change in deposits	13,085	128,018
Net change in borrowed federal funds	40,326	(59,484)
Repayments on term loan	(2,500)	—
Net change in revolving line-of-credit facility	(4,400)	5,800

Net cash provided by financing activities	47,434	78,102

Effect of exchange rate changes on cash and cash equivalents	157	(154)

Net increase in cash and cash equivalents	4,652	17,817
Cash and cash equivalents, beginning of period	25,791	18,045

Cash and cash equivalents, end of period	$30,443	$35,862

Supplemental cash flow information
Interest paid	$3,319	$3,281
Income taxes paid	$2,248	$1,656

Significant non-cash transaction
Acquisition of rapid! – estimated earn out	$—	$10,000
Reduction to rapid! – estimated earn out	$839	—

Exhibit 1 Reconciliation of Adjusted Net Income to GAAP Net Income First Quarter 2012 and 2011 (in thousands) (unaudited)

	Three months ended March 31,
	2012	2011

Adjusted net income	$35,567	$29,166
Unrealized gains (losses) on fuel price derivatives	(13,555)	(20,818)
Amortization of acquired intangible assets	(5,086)	(5,565)
Tax impact	6,310	9,332

Net income	$23,236	$12,115

Although adjusted net income is not calculated in accordance with generally accepted accounting principles (GAAP), this measure is integral to the Company's reporting and planning processes. The Company considers this measure integral because it eliminates the non-cash volatility associated with the fuel price related derivative instruments, and excludes the amortization of purchased intangibles, the net impact of tax rate changes on the Company's deferred tax asset and related changes in the tax-receivable agreement. Specifically, in addition to evaluating the Company's performance on a GAAP basis, management evaluates the Company's performance on a basis that excludes the above items because:

  Exclusion of the non-cash, mark-to-market adjustments on fuel-price related derivative instruments helps management identify and assess trends in the Company's underlying business that might otherwise be obscured due to quarterly non-cash earnings fluctuations associated with fuel-price derivative contracts;
  The non-cash, mark-to-market adjustments on derivative instruments are difficult to forecast accurately, making comparisons across historical and future quarters difficult to evaluate; and
  The amortization of purchased intangibles has no impact on the operations of the business.

For the same reasons, Wright Express believes that adjusted net income may also be useful to investors as one means of evaluating the Company's performance. However, because adjusted net income is a non-GAAP measure, it should not be considered as a substitute for, or superior to, net income, operating income or cash flows from operating activities as determined in accordance with GAAP. In addition, adjusted net income as used by Wright Express may not be comparable to similarly titled measures employed by other companies.

The tax impact of the foregoing adjustments is the difference between the Company's GAAP tax provision and a pro forma tax provision based upon the Company's adjusted net income before taxes. The methodology utilized in calculating the Company's adjusted net income tax provision is the same methodology utilized in calculating the Company's GAAP tax provision.

Exhibit 2 Selected Non-Financial Metrics

	Q1 2012	Q4 2011	Q3 2011	Q2 2011	Q1 2011
Fleet Payment Solutions – Payment Processing Revenue:
Payment processing transactions (000s)	60,557	60,598	65,230	63,187	58,913
Gallons per payment processing transaction	19.5	19.6	19.3	19.2	19.1
Payment processing gallons of fuel (000s)	1,178,090	1,185,522	1,261,088	1,214,032	1,127,019
Average US fuel price (US$ / gallon)	$3.72	3.53	3.70	3.86	3.38
Average Australian fuel price (US$ / gallon)	$5.80	5.45	5.50	5.70	5.32
Payment processing $ of fuel (000s)	$4,503,698	4,304,150	4,778,493	4,787,730	3,913,085
Net payment processing rate	1.64%	1.66%	1.64%	1.64%	1.68%
Fleet payment processing revenue (000s)	$73,855	71,276	78,381	78,444	65,655

Other Payment Solutions – Payment Processing Revenue:*
Payment solutions purchase volume (000s)	$2,189,578	2,018,097	2,404,668	1,900,736	1,435,965
Net interchange rate	0.90%	0.98%	0.99%	0.97%	1.01%
Payment solutions processing revenue (000s)	$19,747	19,845	23,723	18,502	14,563

*Excludes prepaid payroll card

Notes:

Payment processing transaction and vehicle count data, as well as related calculated metrics associated with this data, for Q1 2011 reflects information provided from an improved business intelligence reporting process that was implemented in Q2 2011. These changes did not impact the Company’s revenue or earnings.

Definitions and explanations:

Payment processing transactions represents the total number of purchases made by fleets that have a payment processing relationship with Wright Express.

Payment processing gallons of fuel represents the total number of gallons of fuel purchased by fleets that have a payment processing relationship with Wright Express.

Payment processing $ of fuel represents the total dollar value of the fuel purchased by fleets that have a payment processing relationship with Wright Express.

Net payment processing rate represents the percentage of the dollar value of each payment processing transaction that Wright Express records as revenue from merchants less any discounts given to fleets or strategic relationships.

Payment solutions purchase volume represents the total dollar value of all transactions that use corporate charge card products including single use account products.

Net interchange rate represents the percentage of the dollar value of each MasterCard transaction that Wright Express records as revenue less any discounts given to customers.

Exhibit 3 Segment Revenue Information Three Months Ended March 31, 2012 and 2011 (in thousands) (unaudited)

Fleet Payment Solutions
	Three months ended March 31,		Increase (decrease)
	2012	2011	Amount	Percent

Revenues
Payment processing revenue	$73,855	$65,655	$8,200	12%
Transaction processing revenue	3,981	3,876	105	3%
Account servicing revenue	15,454	13,809	1,645	12%
Finance fees	11,189	10,006	1,183	12%
Other	4,668	5,188	(520)	(10)%

Total revenues	109,147	98,534	10,613	11%

Other Payment Solutions
	Three months ended March 31,		Increase (decrease)
(in thousands)	2012	2011	Amount	Percent

Revenues
Payment processing revenue	$20,165	$14,563	$5,602	38%
Transaction processing revenue	2,038	1,888	150	8%
Account servicing revenue	1,044	240	804	335%
Finance fees	172	127	45	35%
Other	7,556	4,738	2,818	59%

Total revenues	30,975	21,556	9,419	44%

CONTACT:
News media contact:
Wright Express
Jessica Roy, 207-523-6763
Jessica_Roy@wrightexpress.com
or
Investor contact:
Wright Express
Michael E. Thomas, 207-523-6743
Michael_Thomas@wrightexpress.com